CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 25, 2023, relating to the consolidated financial statements and consolidated financial highlights of Carbon Strategy ETF, a series of ETF Series Solutions, for the year ended June 30, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
October 26, 2023